Exhibit 10.7

AGREEMENT

This Agreement (the “Agreement”) is entered into as of the 3rd day of August, 2018 (the “Effective Date”), by and between Wynn Resorts, Limited (“Employer”) and Kim Sinatra (“Employee”). Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, Employer is a corporation duly organized and existing under the laws of the State of Nevada, and which maintains its principal place of business at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109;

WHEREAS, Employee is an adult individual residing at [intentionally omitted];

WHEREAS, Employer and Employee have entered into that certain Amended and Restated Employment Agreement, effective as of November 4, 2016, as amended by that certain First Amendment to Amended and Restated Employment Agreement dated as of April 17, 2018 (the “Employment

Agreement”);

WHEREAS, on July 15, 2018, Employee ceased serving as the Executive Vice President, General Counsel and Secretary of Employer and became available to the CEO as he requested; and

WHEREAS, Employer and Employee have agreed to terminate the Employment Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

1.	Base Agreement.

(a)Employer and Employee acknowledge and agree that Employee’s employment with Employer shall terminate as of the close of business on August 3, 2018. However, through December 31, 2018, Employee will remain available to the CEO of Employer and provide advice, guidance and cooperation with respect to litigation and general corporate matters. Employee shall not be required to devote more than 25 hours per calendar month to the performance of advisory services for Employer pursuant to this Agreement and may perform the duties set forth in this Section 1 of this Agreement remotely, from a location of Employees choosing. Employer agrees to provide reasonable notice to Employee of any need for advice and assistance and Employee agrees to respond to email and other inquiries within a reasonable timeframe.

(b)Through December 31, 2018, Employee agrees to cooperate with Employer, Employer’s counsel, and any federal, state, or local governmental agency or regulatory body regarding any outstanding matters that involved Employee during the time and scope of her employment with Employer. Employer shall reimburse Employee for all reasonable fees and expenses incurred through Employee’s participation in such cooperation.

(c)The Indemnification Agreement dated February 7, 2018, by and between Employee, on the one side, and Employer or any of Employer’s Affiliates, on the other side, shall remain in effect. Nothing in this Agreement shall in any way limit, modify or impact the Employee’s rights under said Indemnification Agreement, including, without limitation, the Release set forth in Section 3 hereof.

(d)Employer will pay Employee a single, lump-sum cash payment in the amount of one million eight hundred fourteen thousand ($1,814,000.00), less all applicable taxes and withholding, on or before August 8, 2018. Such payment reflects all unpaid base salary through December 31, 2018, projected 2018 bonus compensation, and unpaid but accrued vacation pay.

(e)Employee shall remain able to participate in Employer’s senior executive health program through December 31, 2018. When Employee becomes eligible for benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and Employee elects to continue health coverage under COBRA, Employer will pay the entire monthly premium for such COBRA coverage for Employee and for Employee’s dependents, from the first date on which Employee loses health coverage as an employee of Employer (with any payments commencing after such date being made retroactively to such date) until the expiration of Employee’s continuation coverage under COBRA.

(f)On January 14, 2016, Employer awarded Employee a stock award of 13,203 shares of Employer Common Stock (the “First Stock Award”) which First Stock Award is evidenced by a Stock Agreement entered into by and between Employer and Employee on January 15, 2016 (the “Stock Agreement”). The Stock Agreement is hereby amended to provide that the “Transfer Restriction Release Date” shall mean August 3, 2018.

(g)On February 28, 2017, Employer awarded Employee a stock award of 100,000 shares of Employer Common Stock (the “Second Stock Award”) which Second Stock Award is evidenced by a Restricted Stock Agreement entered into by and between Employer and Employee on February 28, 2017 (the “Restricted Stock Agreement”), as amended by that certain First Amendment to Restricted Stock Agreement entered into as of April 17, 2018. The Restricted Stock Agreement is hereby amended to provide that 39,286 shares shall vest effective August 3, 2018, and no further shares shall vest pursuant to the Restricted Stock Agreement.

(h)On May 6, 2009, Employer awarded Employee a stock option to purchase 250,000 shares of Employer Common Stock (the “Option”) which Option is evidenced by a Stock Option Grant Notice and Stock Option Agreement dated as of May 6, 2009 (the “Option Agreement”). The Option Agreement is hereby amended to provide that 25,000 shares shall vest and become exercisable effective August 3, 2018, such that the Option shall be fully vested and exercisable as of August 3, 2018

(i)Employee understands and agrees that, except as specifically set out in this Agreement, no other wages, vacation, sick pay, benefits, stock, or other compensation is due to Employee.

2.	Continuing Obligations. Employee acknowledges and agrees that the following provisions of the Employment Agreement remain in full force and effect:

(a)Section 9, relating to confidentiality.

(b)Section 10(a) relating to non-competition except that the parties agree that Section 10(a) shall expire on December 31, 2018.

(c) Section 21 of the Employment Agreement relating to arbitration shall remain in full force and effect and this Agreement shall be covered by such arbitration provision.

3.
Waiver and Release. Except as set forth in Section 1(c) above, Employee, for Employee, Employee’s spouse, children, heirs, executors, administrators, successors and assigns (hereinafter “Releasors”), to the extent permitted by applicable law, hereby fully and forever releases, acquits, discharges and promises not to sue Employer and its past, present and future parent and/or subsidiary entities, divisions, affiliates and any of their present or future partners, owners, joint venturers, , predecessors, successors, officers, directors, administrators, employees, agents, representatives, attorneys, heirs, executors, assigns, insurers, benefit and retirement plans and/or their trustees and any other person, firm or corporation with whom any of them is now or may hereafter be affiliated, and any of their successors and assigns, excluding from the scope of this release any individual or entity acting at the control or direction of any person not included in this release (the persons and/or entities released hereunder, the “Releasees”), over any and all claims, counterclaims, agreements, debts, promises, grievances, complaints, demands, obligations, losses, causes of action, suits, controversies, actions, cross-claims, counter-claims, costs, expenses, attorney’s fees, demands, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, liabilities and indemnities of any nature whatsoever, at law or in equity, whether negligent or intentional, whether now known or unknown, discovered now or in the future, (a) from the beginning of time through the date upon which Employee signs this Agreement; (b) arising from or in any way related to Employee’s employment or termination of employment with any of the Releasees; (c) arising from or in any way related to any agreement with any of the Releasees, including but not limited to the Employment Agreement; and/or (d) arising from or in any way related to awards, policies, plans, programs or practices of any of the Releasees that may apply to Employee or in which Employee may participate, in each case, including, but not limited to, under any federal, state or local law, act, statute, code, order, judgment, injunction, ruling, decree, writ, ordinance or regulation, including, but not limited to, any claims based on race, age, disability, national origin, religion, gender, sexual orientation, marital status, veteran status, protected activity, compensation and benefits from employment, including stock, stock options, stock option agreements and retirement plans, whether based on contract, tort, statute or other legal or equitable theory of recovery, whether mature or to mature in the future.

Without limiting the foregoing, except as set forth in Section 1(c) above, this Agreement applies to any and all matters that have been or which could have been asserted against any Releasee in a lawsuit or in any state or federal judicial or administrative forum, up to the Execution Date under the Nevada Fair Employment Practices Act, the Equal Pay Act, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Nondiscrimination Act of 2008, the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Reconstruction Acts, as amended (42 U.S.C. §§ 1981-1988), the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, any other federal statute, any state civil rights act, any state statutory wage claim such as those contained in Chapter 608 of the Nevada Revised Statutes, any other statutory claim, any claim of wrongful discharge, any claim in tort or contract (including but not limited to the Employment Agreement), any claim seeking declaratory, injunctive, or equitable relief, or any other claim of any type whatsoever arising out of the common law of any state. Notwithstanding the above, this Agreement does not apply to any rights, obligations or claims governed by Chapter 612 of the Nevada Revised Statutes pertaining to unemployment compensation.

This Agreement is not intended to bar or affect any claims that may not be waived by private agreement under applicable law, or any claims that may be brought under the Indemnification Agreement. This Agreement also does not limit any party's right to file an administrative charge or participate in an investigative proceeding of any federal, state or local government agency tasked with enforcing employment-related laws, such as the U.S. Equal Employment Opportunity Commission, the Department of Labor, or the National Labor Relations Board, or their state level equivalents, but does operate as a waiver of any personal recovery if related to the claims released herein. For example, and for the avoidance of doubt, this Agreement shall not bar any claims for indemnification or advancement for any claims arising out of or in any way relating to the fact that Employer and Employee have entered into this Agreement, including those that may be brought by any shareholder directly or in the name of Employer.

4.	Notices. Any and all notices required by this Agreement shall be either hand-delivered or mailed, via certified mail, return receipt requested, and email addressed to:

TO EMPLOYER:    Wynn Resorts, Limited
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Ellen.Whittemore@wynn.resorts.com

TO EMPLOYEE:    Kim Sinatra
[intentionally omitted]
[intentionally omitted]
[intentionally omitted]

All notices hand-delivered shall be deemed delivered as of the date actually delivered to the addressee. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 4.

5.
Governing Law; Arbitration; Jury Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of laws principles. Any and all claims or disputes arising out of or in connection with this Agreement shall be submitted to binding arbitration in accordance Section 21 of the Employment Agreement, except for those provisions expressly authorizing injunctive relief. EMPLOYEE EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective as of the date first written above.

WYNN RESORTS, LIMITED	EMPLOYEE

/s/ Matt Maddox	/s/ Kim Sinatra
_______________________________	_______________________________
Matt Maddox, Chief Executive Officer	Kim Sinatra